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                                                          SEC File No.: 0-17414

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                          Cusip Number: 755M306
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):
      [ ]Form 10-KSB [ ]Form 11-K [ ]Form 20-F  [X]Form 10-Q [ ]Form N-SAR

                 For Period Ended: October 31, 1996
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 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

   Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:    Advantage Life Products, Inc.
Former Name if Applicable:

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Address of Principal Executive Office (Street and Number):
                   13902 North Dale Mabry Highway, Suite 119

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City, State and Zip Code:  Tampa, Florida 33618

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PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]     (b)     The subject annual report or semi-annual report/portion
                 thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ]     (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q, or N-SAR or portion thereof could not be filed within the prescribed time period.

     The Registrant was not able to file its Quarterly Report on Form 10-Q in a timely manner due to the Registrant's failure to have its outside auditors review its financial statements in a timely manner.

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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification:

                John N. Giordano                   (813) 224-9255

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [ ] Yes  [X] No


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                         ADVANTAGE LIFE PRODUCTS, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 16, 1996               By:  /s/ Alan S. Lipstein
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                                                Alan S. Lipstein, President

INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.


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                                   ATTENTION
  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).

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